EXHIBIT 11(A)

Consent of Independent Auditor

Phoenix Capital Group Holdings I, LLC

Irvine, California

We hereby consent to the use in the Offering Circular constituting a part of this Regulation A Offering Statement on Form 1-A of Phoenix Capital Group Holdings I, LLC (the “Company”) of our report dated April 3, 2023, with respect to the balance sheet as of December 31, 2022, and the related statements of operations, member’s equity, and cash flows for the period from November 16, 2022 (date of inception) to December 31, 2022, and the related notes to the financial statements.

/s/ Cherry Bekaert LLP

Ft. Lauderdale, Florida

June 5, 2023